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                                                                    EXHIBIT 99.1

[COMPANY LETTERHEAD]

May 3, 2002

United States Securities and Exchange Commission
Washington, DC 20549

Re: Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

Grant Geophysical, Inc. has obtained a representation from Arthur
Andersen LLP, dated as of May 3, 2002, that states:

"We have audited the consolidated financial statements of Grant Geophysical, Inc. and subsidiaries as of December 31, 2001 and for the two years then ended and have issued our report thereon dated May 3, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."


Grant Geophysical, Inc.

By:      /s/ RUSSELL P. DUECK
         --------------------------------------------
         Russell P. Dueck
         Chief Financial Officer (Principal Financial Officer)